Exhibit 99.1

Intercept Pharmaceuticals Announces Completion of Enrollment in Phase 3 Primary Biliary Cirrhosis POISE Trial

New York, NY, December 19, 2012 /(GLOBE NEWSWIRE)/ -- Intercept Pharmaceuticals, Inc. (NASDAQ: ICPT) (Intercept), a clinical stage biopharmaceutical company focused on the development and commercialization of novel bile acid therapeutics to treat chronic liver diseases, today announced that it has completed enrollment in POISE, its pivotal Phase 3 clinical trial of obeticholic acid (OCA) in primary biliary cirrhosis (PBC). Results from the 12-month double-blind portion of POISE are anticipated to be available in the second quarter of 2014 and, if successful, will be used to seek regulatory approval of OCA, a first-in-class FXR agonist, as a second line treatment in PBC. By enrolling 218 patients at 59 centers in 13 countries, Intercept exceeded its targeted number of patients and completed enrollment in POISE faster than originally projected.

“We are delighted that POISE is fully enrolled ahead of schedule and believe this reflects the enthusiasm of both the investigators and patients for a new treatment option,” commented David Shapiro, MD, Intercept’s Chief Medical Officer.

About Primary Biliary Cirrhosis and the POISE Trial

PBC is an autoimmune liver disease that may progress to cirrhosis and liver failure, and it is currently the fifth leading indication for liver transplant in the United States. It is primarily a female disease, afflicting approximately one in 1,000 women over the age of 40. Clinically, the progress of the disease is assessed by measuring the blood levels of alkaline phosphatase (ALP) and bilirubin, which have been shown to correlate with risk of adverse outcomes. Ursodiol is the only approved drug treatment for PBC and studies have shown that up to 50% of PBC patients fail to respond adequately, thereby remaining at risk of adverse outcomes.

The POISE trial is studying the safety and efficacy of a once daily dose of OCA in PBC patients with an inadequate therapeutic response to, or who are unable to tolerate, ursodiol. Patients were randomized to one of three groups in the study: 5mg, 10mg or placebo. The primary endpoint of the 12-month double–blind portion of the trial is the achievement of both an ALP level of less than 1.67 times upper limit normal (with at least a 15% reduction from baseline) and a normal bilirubin level, as compared to placebo. Patients with ALP and bilirubin levels below these thresholds have been shown in long-term clinical studies to have a significantly lower risk of progressing to liver transplant and death. All of the patients will be allowed to participate in a long-term extension of the trial during which patients are expected to be treated with OCA for five years.

Additional information regarding the POISE trial can be found on the NIH clinical study listing web site: http://clinicaltrials.gov/ct2/show/NCT01473524.

About Intercept

Intercept is a biopharmaceutical company focused on the development and commercialization of novel therapeutics to treat orphan and more prevalent liver diseases utilizing its expertise in bile acid chemistry. The company’s lead product candidate, obeticholic acid (OCA) is a bile acid analog and first-in-class agonist of the farnesoid X receptor (FXR). OCA is initially being developed for the second line treatment of PBC in patients with an inadequate response to, or who are unable to tolerate, ursodiol, the only approved therapy for this indication. OCA has received orphan drug designation in both the United States and Europe for the treatment of PBC. Intercept owns worldwide rights to OCA outside of Japan and China, where it has out-licensed the product candidate to Dainippon Sumitomo Pharma (DSP). For more information about Intercept, please visit the Company's website at: www.interceptpharma.com.

Safe Harbor Statement

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the anticipated timeframe in which results from the POISE trial will be available, Intercept’s plans to seek regulatory approval of OCA for PBC and the utility of the endpoints and results of the POISE trial in seeking such approval, Intercept’s plans for a long-term extension study of OCA in PBC, and Intercept's strategic directives under the caption "About Intercept." These "forward-looking statements" are based on management's current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: the success and timing of Intercept's preclinical studies and clinical trials; Intercept's ability to obtain and maintain regulatory approval of OCA and any other product candidates it may develop, and the labeling under any approval it may obtain; regulatory developments in the United States and other countries; the performance of third-party manufacturers; Intercept's plans to develop and commercialize its product candidates; Intercept's ability to obtain and maintain intellectual property protection for its product candidates; the successful development of Intercept's sales and marketing capabilities; the potential markets for Intercept's product candidates and its ability to serve those markets; the rate and degree of market acceptance of any future products; the success of competing drugs that are or become available; the loss of key scientific or management personnel; Intercept's ability to obtain additional financing; the accuracy of Intercept's estimates regarding expenses, future revenues and capital requirements; and other factors discussed under the heading "Risk Factors" contained in Intercept's quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 26, 2012, as well as any updates to these risk factors filed from time to time in Intercept's other filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Intercept undertakes no duty to update this information unless required by law.

For more information about Intercept, please contact Mark Pruzanski, M.D., or Barbara Duncan, both of Intercept Pharmaceuticals, at 1-646-747-1000.